Exhibit 10.1

CONSULTING AGREEMENT

BY AND BETWEEN

STATER BROS. HOLDINGS INC.

AND

PHILLIP J. SMITH

June 15, 2012

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CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into entered into on this 15th day of June 2012, by and between Stater Bros. Holdings Inc. a Delaware corporation (the “Company”) and Phillip J. Smith (“Smith”). Hereafter, the Company and Smith are sometimes individually referred to as “Party” and collectively “Parties”.

RECITALS

This Agreement is made with reference to the following facts:

A. Smith has been an officer and employee of the Company’s subsidiary, Stater Bros. Markets, for more than twenty-five (25) years, and recently retired from such capacities.

B. Because of Smith’s long time services with the Company’s subsidiary and his unique knowledge and experience with all of the Company’s subsidiaries and businesses the Company desires to engage Smith as an independent consultant to provide consulting services to the Company as described herein, and Smith is willing and capable of providing such consulting services in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	INCORPORATION OF RECITALS.

The Recitals set forth above are material and by this reference are incorporated herein and made a part of this Agreement.

2.	ENGAGEMENT.

The Company hereby engages Smith, as an independent contractor, to provide his services to the Company as a consultant, and Smith hereby accepts such engagement on the terms and conditions set forth herein.

3.	TERM.

This Agreement shall remain in full force and effect for a period commencing June 15, 2012, and continuing until June 14, 2013, unless extended as provided in Section 8.

4.	RETENTION OF AUTHORITY BY THE COMPANY.

4.1 Authority and Control Retained by the Company. The Company, acting through its duly elected directors and officers, shall at all times exercise control over its businesses, assets and operations and its affiliates, and Smith shall perform the services required hereunder in accordance with the employee policies and directives, and as directed by the Company’s Chief Executive Officer.

5.	SCOPE OF CONSULTING SERVICES.

5.1 Specific Areas of Consulting. Smith shall provide the Company consulting advice relative to the following:

(a) Development of finance strategies including management of cash flows, debt service, and investments for the Company and its subsidiaries.

(b) Specific tasks and general consulting services as designated by the Company’s Chief Executive Officer.

5.1.1 Written Reports. Smith shall provide the Company with advice and representation on such projects as reasonably requested by the Company and written reports, memoranda and recommendations on such subjects when deemed appropriate by Smith, or requested by the Company’s Chief Executive Officer.

5.2 Provision of Services. All consulting services hereunder shall be provided by Smith who has the requisite knowledge, experience and competence to provide such advice and information and shall be provided upon the reasonable request of the Company, and at reasonable locations and times specified by the Company. Such services shall include appropriate analysis and specific recommendations as from time to time requested by the Company.

6.	INDEPENDENT CONTRACTOR STATUS: RESPONSIBILITY FOR TAXES.

The Company and Smith acknowledge that in his capacity as consultant, Smith shall be an independent contractor and shall not be deemed an employee or agent of the Company for any purpose whatsoever. Smith acknowledges and agrees that, as independent contractor, he is solely responsible for the payment of any and all taxes and/or assessments imposed on account of the payment of consulting fees to Smith or the performance of consulting services by Smith pursuant to this Agreement, and the Company shall not, by reason of Smith’s status as independent contractor, make any withholdings or payments of such taxes or assessments with respect to consulting fees paid to Smith hereunder. Smith further jointly and severally agrees to indemnify and hold harmless the Company from any and all liability, damages, expenses, penalties and/or judgments arising out of any failure of Smith to make any payment of taxes required to be made by Smith under this Section 6.

7.	CONSULTING FEES.

7.1 Consulting Fees. The Company shall pay to Smith for the consulting services provided hereunder consulting fees of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) payable in monthly installments of Ten Thousand Four Hundred Sixteen and 67/100 Dollars ($10,416.67) commencing on June 15, 2012, and continuing on the 15th day of each month thereafter through the term of this Agreement

7.2 Expenses. The Parties acknowledge that Smith’s duties hereunder will require use of an automobile and other expenses which shall be approved in advance and be paid by the Company.

7.3 Continuation of Payments. In the event of the death of Smith during the term of this Agreement the payments due hereunder shall be made to his estate until termination of this Agreement under Section 8.

8.	TERMINATION.

The original term of this Agreement shall terminate on June 14, 2013 and shall continue yearly unless sooner terminated by mutual written agreement of the Parties, or upon written notice of termination given by either Party to the other thirty (30) days prior to the expiration of the then current term of this Agreement.

9.	CONFIDENTIALITY.

9.1 Confidentially. Smith in his capacity as an independent contractor under this Agreement shall not at any time during or after his engagement with the Company, reveal, divulge or make known to any person, firm or corporation any confidential knowledge or information or any confidential facts concerning any suppliers, customers, methods, processes, developments, schedules, lists or plans of or relating to the business of the Company, and will retain all confidential knowledge and information which he has acquired or which he will acquire during his engagement hereunder relating to such suppliers, customers, methods, processes, developments, schedules, lists or plans and the business of the Company for the sole benefit of the Company, its successors and assigns; provided, however, that this restriction shall not apply to any knowledge, information or fact held by or known to Smith which is generally available to the public.

10.	MISCELLANEOUS.

10.1 Notices. Any notice or other communication by either Party to the other shall be in writing and shall be given, if either delivered personally or mailed, postage prepaid, registered or certified mail, addressed as follows:

To Company:	Stater Bros. Holdings Inc.
P.O. Box 150
San Bernardino, CA 92402
Attn: Chief Executive Officer

To Smith:	Phillip J. Smith
c/o Varner & Brandt LLP
3750 University Avenue, Suite 610
Riverside, CA 92501

or to such other address, and to the attention of such other person or officer as either Party may designate in writing hereunder.

10.2 Modification and Changes. This Agreement cannot be modified or changed except by another agreement in writing executed by both Parties.

10.3 Assignment. This Agreement shall not be assigned in whole or part by either Party without the prior written consent of the other Party.

10.4 Binding Upon Successors. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, including successors by merger.

10.5 Headings. The headings contained herein are for the convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

10.6 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of California.

10.7 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.8 Counterparts. This Agreement may be executed in several counterparts, each one of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of this date first set forth above.

Company

Stater Bros. Holdings Inc., a Delaware corporation

By:
Jack H. Brown, Chairman of the Board, President and Chief Executive Officer

Smith

Phillip J. Smith

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